Exhibit 99.1

FOR IMMEDIATE RELEASE

TARGANTA REPORTS SECOND QUARTER AND SIX-MONTH 2008

FINANCIAL RESULTS

CAMBRIDGE, MA – August 7, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) today reported financial results for the second quarter and six months ended June 30, 2008.

Targanta reported a net loss of $17.1 million for the three months ended June 30, 2008, compared to a net loss of $12.1 million for the same period in 2007. This increase is primarily due to increases in research and development (R&D) expense including pre-clinical, clinical and manufacturing expenses in preparation for the potential commercial launch of the Company’s lead antibiotic candidate, oritavancin. The increase in R&D expense also includes regulatory filing fees associated with the submission of Targanta’s Marketing Authorization Application (MAA), which seeks approval to commercialize oritavancin in the European Union. The net loss is also attributable to an increase in general and administrative expenses, primarily as a result of developing the infrastructure to support the potential commercial launch of oritavancin.

For the six months ended June 30, 2008, the Company reported a net loss of $34.7 million compared to a net loss of $30.8 million for the same period in 2007.

The calculation of net loss for the second-quarter and six months ended June 30, 2008 includes stock-based compensation expense of $0.9 million and $1.3 million, respectively.

The Company had cash, cash equivalents and short-term investments totaling $58.7 million as of June 30, 2008 and approximately 21.0 million shares outstanding.

About Targanta Therapeutics

Targanta Therapeutics Corporation (Nasdaq: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. and EU regulatory approval; a program to develop an oral version of oritavancin; and, a number of antibacterial agents in pre-clinical development. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. For more information on Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “potential,” “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Such statements include, but are not limited to, the potential commercial launch of oritavancin and approval to commercialize oritavancin in the European Union. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risk factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact:

Susan Hager

Vice President, Investor Relations and Corporate Communications

Targanta Therapeutics Corporation

(617) 577-9020 x217

- Tables Follow -

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating expenses
Research and development (1)	$12,859	$9,405	$27,138	$14,844
Acquired in-process research and development	—	—	—	9,500
General and administrative (1)	4,189	2,847	7,807	4,782

Total operating expenses	17,048	12,252	34,945	29,126

Other income (expense)
Interest income	466	556	1,334	1,014
Interest expense	(602)	273	(1,245)	(1,937)
Foreign exchange gain (loss)	5	(789)	(14)	(853)

Other income (expense), net	(131)	40	75	(1,776)

Loss before income tax benefit	(17,179)	(12,212)	(34,870)	(30,902)
Income tax benefit	74	83	140	54

Net loss	$(17,105)	$(12,129)	$(34,730)	$(30,848)

Net loss per share—basic and diluted	$(0.82)	$(479.78)	$(1.66)	$(1,229.07)

Weighted average number of common shares used in net loss per share—basic and diluted	20,970,490	25,282	20,969,873	25,282
(1) Amounts include stock-based compensation expense, as follows:

Research and development	$312	$739	$569	$747
General and administrative	$546	$592	$761	$603

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$58,682	$89,753
Restricted cash	491	506
Investment tax credits recoverable	516	757
Prepaid expenses and other current assets	1,372	1,630

Total current assets	61,061	92,646
Property and equipment, net	1,276	1,350
Deferred financing costs	86	103
Deposits	72	50

Total assets	$62,495	$94,149

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,578	$6,591
Income tax payable	674	2,731
Current portion of deferred rent	34	24
Current portion of long-term debt	6,591	5,480

Total current liabilities	19,877	14,826
Other long-term liabilities	259	163
Long-term debt	10,991	14,287
Stockholders’ equity	31,368	64,873

Total liabilities and stockholders’ equity	$62,495	$94,149

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